Exhibit 10.5
Clear Channel Entertainment
Nonqualified Deferred
Compensation Plan
Effective November 1, 2005
Prepared by
Mercer Human Resource Consulting for
Review by legal counsel
Mercer Human Resource Consulting does not engage in the practice of law. Amendments to this Plan document should be approved by legal counsel.

ARTICLE I
PURPOSE AND EFFECTIVE DATE
Section 1.01
     Title. This Plan shall be known as the Clear Channel Entertainment Nonqualified Deferred Compensation Plan (hereinafter referred to as the “Plan”).
Section 1.02
     Purpose. The purpose of the Plan is to aid SFX Entertainment, Inc. d/b/a Clear Channel Entertainment and its affiliates and subsidiaries in retaining and attracting executive Employees and members of the Board of Directors by providing them with tax deferred savings opportunities. The Plan provides to Board members and a select group of management and highly compensated employees of SFX Entertainment, Inc. d/b/a Clear Channel Entertainment with the opportunity to elect to defer receipt of specified portions of compensation, and to have these deferred amounts treated as if invested in specified hypothetical investment benchmarks. It is the intention of the Company that the Plan meet all of the requirements necessary to qualify as a nonqualified, unfunded, unsecured plan of deferred compensation within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1), and all Plan provisions shall be interpreted accordingly. Further, it is the intention of the Company for the Plan to meet all of the requirements of Code Section 409A and any regulations or guidance promulgated thereunder so that all amounts deferred by or on behalf of a Participant hereunder shall not be includible in the income of such Participant until distributed to the Participant.
Section 1.03
     Plan History and Effective Date. This Plan is a successor to the Clear Channel Communications, Inc. Nonqualified Deferred Compensation Plan (herein referred to as the Prior Plan) and is a result of the spin-off of the accounts of the Transferred Participants (as defined herein) from the Prior Plan as a separate plan as of November 1, 2005.
     For purposes of this Plan, any Participation Agreements, Election Forms or Beneficiary Designations completed or made by the Transferred Participants (as defined herein) shall be deemed to have been made under this Plan.
     The original effective date of the Prior Plan was October 1, 2001 and the effective date of the restatement of the Prior Plan was January 1, 2005. The effective date of this Plan is November 1, 2005.

ARTICLE II
DEFINITIONS
For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:
Section 2.01
     Administrative Committee. Prior to the closing date of Clear Channel Communications, Inc.’s distribution to its shareholders of all of the outstanding capital stock of the Company, “Administrative Committee” means the Clear Channel Communications, Inc. Retirement Benefits Committee, as appointed by the board of directors of Clear Channel Communications, Inc. On or after that date, “Administrative Committee” means the Clear Channel Entertainment, Inc. Retirement Benefits Committee, as appointed by the Board.
Section 2.02
     Base Salary and Commission. “Base Salary and Commission” means all cash compensation other than Bonuses paid by the Company to or for the benefit of a Participant for services rendered or labor performed while a Participant, including but not limited to base salary and commission, and includes such cash compensation a Participant could have received in lieu of Deferrals hereunder and Employee contributions made on the Participant’s behalf to any qualified plan maintained by the Company or to any cafeteria plan maintained by the Company under Section 125 of the Code; provided, however, that “Base Salary and Commission” shall not include any amounts paid to a Participant as severance under any Company severance agreement, plan or policy or amounts of cash compensation earned prior to the Participant’s Termination of Employment but paid to a Participant more than 30 days following such Participant’s Termination of Employment or Retirement.
Section 2.03
     Beneficiary. “Beneficiary” means the person, persons or entity designated by a Participant, pursuant to Article IX hereof, to receive such payments as may become payable hereunder after the death of the Participant.
Section 2.04
     Board. “Board” means the Board of Directors of SFX Entertainment, Inc. d/b/a Clear Channel Entertainment.
Section 2.05
     Bonus or Bonuses. “Bonus” or “Bonuses” means the cash compensation paid by the Company to or for the benefit of a Participant for services rendered or labor performed while a Participant under a bonus arrangement, increased by Deferrals hereunder and Employee contributions made on his or her behalf to any qualified plan maintained by the Company or to any cafeteria plan maintained by the Company under Section 125 of the Code excluding amounts paid after Termination of Employment or Retirement.

Section 2.06
     Change of Control. For purposes of this Plan, a “Change of Control” means the occurrence of one of the following events:
     (a) Any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Effective Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided however, that an event described in this paragraph (a) shall not be deemed to be a Change of Control if any of the following becomes such a “beneficial owner”: (i) the Company or any majority-owned subsidiary (provided, that this exclusion applies solely to the ownership levels of the Company or the majority-owned subsidiary), (ii) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any majority-owned subsidiary, (iii) any underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) any person pursuant to a Non-Qualifying Transaction as defined in paragraph (c);
     (b) individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be an Incumbent Director, provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director;
     (c) the approval by the shareholders of the Company of a merger, consolidation, share exchange or similar form of transaction involving the Company or any of its subsidiaries, or the sale of all or substantially all of the Company’s assets (a “Business Transaction”), unless immediately following such Business Transaction, (i) more than 65% of the total voting power of the entity resulting from such Business Transaction or the entity acquiring the Company’s assets in such Business Transaction (the “Surviving Corporation”) is beneficially owned, directly, or indirectly, by the Company’s shareholders immediately prior to any such Business Transaction, and (ii) no person (other than the persons set forth in clauses (i), (ii), or (iii) of paragraph (a) above or any tax -qualified, broad-based employee benefit plan of the Surviving Corporation or its Affiliates) beneficially owns, directly or indirectly, 25% or more of the total voting power of the Surviving Corporation (a “Non-Qualifying Transaction”); or
     (d) Board approval of a liquidation or dissolution of the Company.
Section 2.07
     Code. “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions or regulations.

Section 2.08
     Common Stock. “Common Stock” means the common stock of Clear Channel Communications, Inc., $0.10 par value per share.
Section 2.09
     Company. “Company” means SFX Entertainment, Inc. d/b/a Clear Channel Entertainment and any subsidiary or affiliated companies or entities authorized by the Board or the Compensation Committee to participate in the Plan, or any successor entity by operation of law or affirmative assumption of the Plan, any trust created by the Company for purposes of meeting the Company’s obligations hereunder, and the obligations of SFX Entertainment, Inc. d/b/a Clear Channel Entertainment with respect to the Plan.
Section 2.10
     Compensation Committee. Prior to the closing date of Clear Channel Communications, Inc.’s distribution to its shareholders of all of the outstanding capital stock of the Company, “Compensation Committee” means the Compensation Committee of the board of directors of Clear Channel Communications, Inc. On or after that date, “Compensation Committee” means the Compensation Committee of the Board.
Section 2.11
     Deferral Account. “Deferral Account” means the record of a Participant’s interest in this Plan represented by Deferrals, with all earnings thereon credited to such Deferrals on behalf of the Participant under the provisions of this Plan, and all losses, expenses, withdrawals and distributions thereon debited from such Deferrals. The Deferral Account of a Transferred Participant shall include the deferral account from the Prior Plan transferred to this Plan.
Section 2.12
     Deferral Period. “Deferral Period” means the period of time specified by a Participant in a Participation Agreement in accordance with the provisions of the Plan which must elapse prior to a distribution of the Participant’s Deferral and Matching Contribution Accounts hereunder.
Section 2.13
     Deferrals. “Deferrals” means those portions of a Participant’s Eligible Compensation which the Participant elects to have withheld on a pre-tax basis from his or her Eligible Compensation and credited to his or her Deferral Account pursuant to Section 6.02 of the Plan.
Section 2.14
     Designee. “Designee” means the Company’s senior human resources officers or other individuals to whom the Administrative Committee has delegated the authority to take action under the Plan. Wherever Administrative Committee is referenced in the Plan, it shall be deemed to also refer to Designee.

Section 2.15
     Director. “Director” means a nonemployee member of the Board.
Section 2.16
     Director’s Compensation. “Director’s Compensation” means that cash compensation paid by the Company to or for the benefit of a Director for services rendered as a Director.
Section 2.17
     Director’s Deferral Election Form. “Director’s Deferral Election Form” means the form established from time to time by the Compensation Committee that a Director completes and submits to effect a Deferral hereunder.
Section 2.18
     Disability or Disabled. “Disability” or “Disabled” means a medically determinable physical or mental impairment of the Participant which can be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months and for which the Participant has received income replacement benefits for a period of not less than three months under the Company’s accident or health plan covering the Employee.
Section 2.19
     Effective Date. “Effective Date” means November 1, 2005, for this successor Plan. The original effective date of the Prior Plan was October 1, 2001.
Section 2.20
     Election Date. “Election Date” means the date established by the Compensation Committee as the date on or before which an Eligible Employee or Director must complete and submit a valid Participation Agreement or Director’s Deferral Election Form, as the case may be. The applicable Election Date can be no later than the following: (a) 30 days following the Eligible Employee or Director’s eligibility date as described in Section 5.01 or (b) December 15th prior to the next Plan Year if (a) above does not apply.
     Notwithstanding the foregoing, a Transferred Participant shall not have an Election Date as of the Effective Date.
Section 2.21
     Eligible Compensation. “Eligible Compensation” means any Base Salary and Commission, Bonus, and Director’s Compensation, payable to a Participant during a Plan Year.
Section 2.22
     Eligible Employee. “Eligible Employee” means an Employee who is eligible to participate in the Plan and is a member of a select group of management or highly compensated employees at the time of electing to make a Deferral.
Section 2.23
     Employee. “Employee” means a person who is employed in the capacity of an employee of the Company.

Section 2.24
     ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
Section 2.25
     Fair Market Value. “Fair Market Value,” with respect to a share of Common Stock as of any date, means (a) the closing sales price of the Common Stock on the New York Stock Exchange or on any such other exchange on which the Common Stock is traded on such date, or in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (b) in the event there is no public market for the Common Stock on such date, the fair market value as determined in good faith by the Compensation Committee in its sole and absolute discretion.
Section 2.26
     Hypothetical Investment Benchmark. “Hypothetical Investment Benchmark” means the phantom investment benchmarks determined by reference to one or more of the investment alternatives designated by a Participant in accordance with Article VII of this Plan. The amount of interest credited on each Valuation Date (or deducted in the case of a loss by the designated investment alternatives) shall equal the interest, dividends, increase or decrease in market value and other earnings or losses that would have been credited to a Participant’s Deferral or Matching Contribution Account if the amounts in the Deferral or Matching Contribution Account had actually been invested in the designated investment alternative(s).
Section 2.27
     Matching Contribution. “Matching Contribution” means the amount of matching contribution, if any, that the Company may make to a Participant’s Matching Contribution Account pursuant to Section 6.01 of the Plan, at the sole and absolute discretion of the Compensation Committee.
Section 2.28
     Matching Contribution Account. ”Matching Contribution Account” means the record of a Participant’s interest in this Plan represented by the Matching Contributions, with all earnings thereon credited to such Matching Contributions on behalf of the Participant under the provisions of this Plan, and all losses, expenses, withdrawals and distributions thereon debited from such Matching Contributions. The Matching Contribution Account of a Transferred Participant shall include the matching contribution account transferred from the Prior Plan to this Plan.
Section 2.29
     Participant. “Participant” means any Eligible Employee or Director who has elected to participate by properly submitting a completed Participation Agreement or Director’s Deferral Election Form as provided in Article VI of the Plan. An individual will remain a Participant until the distribution of the entire balance, if any, of such Participant’s Deferral and Matching Contribution Account(s), even if such Participant is no longer an Eligible Employee and cannot make future Deferrals. A Participant shall include any Transferred Participant.

Section 2.30
     Participation Agreement. “Participation Agreement” means an Eligible Employee’s election, made in accordance with procedures established by the Compensation Committee, to effect a Deferral hereunder. A Transferred Participant’s participation agreement under the Prior Plan for the 2005 calendar year shall be deemed to be a Participation Agreement under this Plan for the remainder of the 2005 calendar year occurring on or after the Effective Date of this Plan, with respect to deferral elections for the 2005 calendar year for Base Salary and Commissions and for deferral elections for the 2005 calendar year for Bonuses paid in both the 2005 and 2006 calendar years.
Section 2.31
     Plan Year. “Plan Year” means a twelve-month period beginning January 1 and ending the following December 31; provided that the first Plan Year for this successor Plan shall be a short Plan Year from November 1, 2005 through December 31, 2005.
Section 2.32
     Prior Plan. “Prior Plan” means the Clear Channel Communications, Inc. Nonqualified Deferred Compensation Plan, as in force and effect immediately prior to the Effective Date.
Section 2.34
     Retirement. In the case of an Eligible Employee, “Retirement” means the Termination of Employment of a Participant from the employ or service of the Company or any of its subsidiaries or affiliates in accordance with the terms of the applicable Company retirement plan, or if a Participant is not covered by such a plan, the Participant’s Termination of Employment on or after the earliest to occur of the following:
(a)	the attainment by the Participant of age 65, or

(b)	the attainment by the Participant of age 55 and ten years of service (in accordance with the method of determining years of service adopted by the Company).
In the case of a Director, “Retirement” means the termination of a Director’s service as a member of the Board.
Section 2.35
     Share Units. “Share Units” means units of deemed investment in shares of Common Stock in accordance with Section 7.05(d) of the Plan.
Section 2.36
     Specific Year Deferral. “Specific Year Deferral” means a Deferral or Matching Contribution which has a Deferral Period of a specific number of full calendar years equal to or greater than three (3) as elected by a Participant in accordance with a Participation Agreement or a Director’s Deferral Election Form.

Section 2.37
     Termination of Employment. “Termination of Employment” means the cessation of a Participant’s services as an Employee of the Company, or any subsidiary or affiliate thereof, for any reason other than Retirement; provided, however, that transfer of employment from the Company, or from one affiliate or subsidiary of the Company, to another affiliate or subsidiary of the Company, or to the Company, will not constitute a Termination of Employment for purposes of this Plan. For purposes of this Plan, a Disabled Participant shall be deemed to have terminated employment.
Section 2.38
     Transferred Participant. “Transferred Participant” means any participant in the Prior Plan who was a “transferred employee” or “former Entertainment Employee” as of November 1, 2005 as those terms are defined in the Employee Matters Agreement entered into between Clear Channel Communications, Inc. and CCE SPINCO, Inc.
Section 2.39
     Valuation Date. “Valuation Date” means each business day of the Plan Year.

ARTICLE III
ADMINISTRATION
Section 3.01
     Compensation Committee. This Plan shall be administered by the Compensation Committee. A majority of the members of the Compensation Committee shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Compensation Committee shall be by a vote of a majority of its members present at any meeting or, without a meeting, by an instrument in writing signed by all its members. Members of the Compensation Committee may participate in a meeting of such committee by means of a conference telephone or similar communications equipment that enables all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting and waiver of notice of such meeting. Any resolutions adopted or actions taken at such meetings shall be evidenced in writing.
Section 3.02
     Administration of the Plan. The Compensation Committee shall be responsible for the administration of this Plan and shall have all powers necessary to administer this Plan, including discretionary authority to determine eligibility for benefits and to decide claims under the terms of this Plan. Subject to the terms of the Plan, the Compensation Committee may from time to time establish rules, forms and procedures for the administration of the Plan, and except as herein otherwise expressly provided, it shall have the exclusive right and discretion to interpret the Plan and to decide any and all matters arising thereunder or in connection with the administration and operation of the Plan. All rules, interpretations, decisions, actions and records of the Compensation Committee regarding or arising in connection with the administration of the Plan shall be conclusive and binding on the Company, Participants and Beneficiaries and all persons having or claiming to have any right or interest in or under the Plan, and cannot be overruled by a court of law unless arbitrary or capricious.
Section 3.03
     Delegation. The Compensation Committee may delegate to the Administrative Committee responsibility for performing certain administrative and ministerial functions under the Plan. The Administrative Committee may determine in the first instance issues related to eligibility, Hypothetical Investment Benchmarks, determination of Deferral and Matching Contribution Account balances, crediting of hypothetical earnings and debiting of hypothetical losses and distributions, in-service withdrawals, deferral elections, claims for benefits and any other duties concerning the day-to-day operation of this Plan. The Compensation Committee shall have discretion to delegate to the Administrative Committee such additional duties as it may determine. The Administrative Committee may retain and supervise outside providers, third party administrators, record keepers and professionals (including in-house professionals) to perform any or all of the duties delegated to it hereunder.

Section 3.04
     Limitation of Liability. The members of the Compensation Committee and the Administrative Committee and the officers and Directors of the Company shall be entitled to rely on all certificates and reports made by any duly appointed accountants and on all opinions given by any duly appointed legal counsel. None of the members of the Compensation Committee, nor any member of the Board or Administrative Committee shall be liable for any act or action hereunder, whether of omission or commission, taken or failed to be taken by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or for anything done or omitted to be done in connection with this Plan. The Compensation Committee and the Administrative Committee shall keep records of all of their respective proceedings and the Administrative Committee shall keep records of all payments made to Participants or Beneficiaries and payments made for expenses or otherwise.
Section 3.05
     Indemnification. The Company shall, to the fullest extent permitted by law, indemnify and hold harmless each current and former Director, officer or Employee of the Company (including the heirs, executors, administrators and other personal representatives of such person), and each current and former member of the Compensation Committee and Administrative Committee against any and all expenses (to the extent not indemnified under any liability insurance contract or other indemnification agreement) which the person incurs on account of any act or failure to act in connection with the good faith administration of the Plan. Expenses against which such person shall be indemnified hereunder shall include, without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving this Plan in any capacity at the request of the Company, the Board, the Compensation Committee or the Administrative Committee. The foregoing right of indemnification shall be in addition to any other rights to which any such person may be entitled as a matter of law, but shall be conditioned upon the person’s notifying the Company of the claim of liability within 60 days of the notice of that claim and offering the Company the right to participate in and control the settlement and defense of the claim. The foregoing provision will not be applicable to any person if the loss, cost, liability or expense is due to such person’s gross negligence or willful misconduct, or if it affects the person’s own Deferral and Matching Contribution Accounts.
Section 3.06
     Expenses. Any expense incurred by the Company, the Compensation Committee or the Administrative Committee relative to the administration of this Plan shall be borne by the Company and may be deducted from the Deferral and Matching Contribution Accounts of the Participants as determined by the Compensation Committee in its sole and absolute discretion.
Section 3.07
     FICA and Other Taxes. Under present Federal income tax laws, no portion of a Participant’s Deferrals will be includable in income for Federal income tax purposes during the Deferral Period. FICA tax withholding, however, may be required currently on the Deferrals and on the Matching Contribution, if any. For each Plan Year in which a Deferral is being withheld, the Company shall withhold from that portion of the Participant’s compensation which is not being deferred, the Participant’s share of FICA and any other taxes as required. When any part of the Deferral or Matching Contribution Account is actually paid to a Participant, such portion shall be includable in the Participant’s income and Federal, state and local income tax withholding will be withheld as required. The Company may make necessary arrangements in order to effectuate any such withholding, including the mandatory withholding of shares of Common Stock which would otherwise be distributed to a Participant, but in no event should shares be withheld in excess of the number of whole shares required to be withheld in order to comply with the minimum withholding requirements.

ARTICLE IV
CLAIMS PROCEDURE
Section 4.01
     Written Claim. Benefits shall be paid in accordance with the provisions of this Plan. If a Participant or Beneficiary makes a written request alleging a right to receive payments under this Plan or alleging a right to receive an adjustment in benefits being paid under this Plan, such actions shall be treated as a claim for benefits. All claims for benefits under this Plan shall be mailed or delivered to the Administrative Committee.
Section 4.02
     Denied Claim. If the Administrative Committee determines that any individual who has claimed a right to receive benefits, or different benefits, under this Plan is not entitled to receive all or any part of the benefits claimed, the Administrative Committee shall inform the claimant in writing of such determination and the reasons therefore in terms calculated to be understood by the claimant. The notice shall be sent within 90 days of the claim unless the Administrative Committee determines that additional time, not exceeding 90 days, is needed and so notifies the Participant. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and shall describe any additional material or information that is necessary. Such notice shall, in addition, inform the claimant of the procedure that the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim.
Section 4.03
     Review Procedure. The claimant may, within 90 days after the denial of a claim submitted hereunder, submit in writing to the Administrative Committee a notice that the claimant contests the denial of his or her claim and desires a further review by the Compensation Committee. The Compensation Committee shall authorize the claimant to review pertinent documents and submit issues and comments relating to the claim to the Compensation Committee, and shall review the claim at its next regularly scheduled meeting.
Section 4.04
     Compensation Committee Review. The Compensation Committee will render a final decision on behalf of the Company on a claim submitted hereunder and contested with specific reasons therefore in writing and will transmit it to the claimant within 60 days of the next regularly scheduled Compensation Committee meeting following written request for review, unless the Chairperson of the Compensation Committee determines that additional time, not exceeding 60 days, is needed, and so notifies the Participant.

ARTICLE V
ELIGIBILITY AND PARTICIPATION
Section 5.01
     Eligibility. Participation in the Plan shall be limited to executives who meet such eligibility criteria as the Compensation Committee shall establish from time to time, provided, however, that all Participants must be a member of a select group of management or highly compensated Employees or a Director of the Company. Such an Eligible Employee or Director shall be eligible to participate in the Plan as of his eligibility date as described below:
(a)	An Eligible Employee’s eligibility date shall be the first of the month coinciding with or next following three months of employment.

(b)	A Director’s eligibility date shall be the first of the month coinciding with or next following three months after election or appointment as a new Director.
Section 5.02
     Participation. Each Eligible Employee or Director may elect to participate in this Plan by completing and submitting a Participation Agreement or Directors’ Deferral Election Form, as applicable, no later than the applicable Election Date.
Section 5.03
     Participation by Transferred Participant. A Transferred Participant shall become a Participant in this Plan as of the Effective Date.

ARTICLE VI
COMPANY MATCHING CONTRIBUTIONS AND PARTICIPANT DEFERRALS
Section 6.01
     Matching Contribution. Matching Contributions may be made at the sole discretion of the Compensation Committee. Any Matching Contribution approved by the Committee will be credited to the Participant’s Matching Contribution Account as soon as administratively feasible after the end of the Plan Year to which the Matching Contribution relates. The amount of any Matching Contribution shall be at the sole and absolute discretion of the Compensation Committee, and may be equal to the matching contribution the Company would have made to a qualified Company defined contribution plan based on the Participant’s eligible compensation (as defined by the defined contribution plan) for such plan’s plan year, if the Participant made a contribution to the defined contribution plan in the amount of 5% of the Participant’s eligible compensation (as defined by the defined contribution plan), less the amount equal to the Company’s actual matching contribution to the defined contribution plan for such plan year. Matching Contributions will be made only to the extent that the Participant’s aggregate Deferrals hereunder and contributions to a Company defined contribution plan equal or exceed 5% of eligible compensation under the defined contribution plan for such Plan Year.
Section 6.02
     Deferral Election.
     (a) An Eligible Employee or Director may elect to defer a portion of such person’s Eligible Compensation for a Plan Year for a Deferral Period elected by such Eligible Employee or Director. An Eligible Employee or Director who desires to make a Deferral will complete and submit a Participation Agreement or Director’s Deferral Election Form, as the case may be, by the Election Date pursuant to procedures specified by the Administrative Committee (1) specifying the applicable percentages of Eligible Compensation to be deferred, the date as of which the amounts to be deferred will become payable unless otherwise provided in the Plan, and the form in which the payments of the Deferrals are to be made, and (2) authorizing such Eligible Employee’s or Director’s Eligible Compensation payable for a Plan Year to be reduced and deferred hereunder.
     (b) A Participant may defer Eligible Compensation for any Plan Year under subsection (a) hereof, in an amount expressed as whole percentages of his or her Base Salary and Commission, Bonus and Director’s Compensation as follows:
(1)	Base Salary and Commission: not less than 1% nor more than 50%;

(2)	Bonus: not less than 1% nor more than 80%; and

(3)	Director’s Compensation: up to 100% but not less than 1%;

provided, however, that the Compensation Committee may, without amending this Plan, determine that the maximum applicable percentages will be greater or lesser than the percentages set forth herein.
     (c) A Participant may elect Deferral Periods for each Deferral and Matching Contribution, which shall be the earlier to occur of (1) a Specific Year Deferral, and (2) the period ending upon the Retirement or earlier Termination of Employment of the Participant. Each such Specific Year Deferral must be for a minimum of three (3) full calendar years from the end of the Plan Year in which such a Specific Year Deferral was made.
     (d) A Participant may elect to have a Specific Year Deferral distributed in either a cash lump sum or in up to five (5) substantially equal annual cash installments regardless of the value of the Participant’s account balance as of the date of distribution. A Participant may elect to have a Deferral until Retirement distributed in either a cash lump sum or in up to fifteen (15) substantially equal annual cash installments; provided, however, that with respect to Deferrals until Retirement, a Participant must have an account balance equal to or greater than $25,000 thirty (30) days prior to the payment of the first installment in order to receive a distribution in the form of substantially equal annual cash installments. If said account balance is less than $25,000, the distribution will be paid in a single cash lump sum at the time the first installment payment was scheduled to be paid.
Section 6.03
     Election Procedures. Eligible Employees who wish to make a Deferral must do so for each applicable Plan Year under the terms of the Plan. However, an election to defer until Retirement will remain in effect until modified or terminated as provided in Section 6.04 hereof. Future Deferrals will be terminated automatically for any Participant who is deemed by the Compensation Committee to no longer be eligible for participation in the Plan and there will be no acceleration of the distribution of such a Participant’s vested account balance as a result of cessation of eligibility to participate. For purposes of this Article VI, a Participant’s election made for the Plan Year beginning on or after January 1, 2005 to defer a portion of his or her Bonus shall apply to the Bonus earned in the following Plan Year and otherwise payable in the second Plan Year following the year in which the deferral election was made. Consistent with the above, the Compensation Committee may establish rules and procedures governing when a Deferral will be effective and what Compensation will be deferred by the Deferral, provided that such rules and procedures are not more permissive or inconsistent with the terms and provisions of the Plan and are consistent with the provisions of Code Section 409A and the regulations and guidance promulgated thereunder.
Section 6.04
     Modification or Revocation of Election by Participant. Subject to the provisions of this section and Section 6.05, all Deferrals hereunder are irrevocable. A Participant may not increase the amount of his or her Deferrals during a Plan Year. Elections to increase Deferrals of future Eligible Compensation must be made between November 15 and December 15 of any year to be effective on January 1 of the next Plan Year. A Participant may discontinue future Deferrals during any Plan Year under the Plan by completing and submitting a revised Participation Agreement or Director’s Deferral Election Form, as the case may be. If such election is made on or before the 15th day of any calendar month, discontinuance shall take effect as of the first day of the following month. If such election is made after the 15th day of any calendar month, discontinuance shall take effect as of the first day of the second month following such election. If a Participant discontinues a Base Salary and Commission Deferral during a Plan Year, he will not be permitted to again elect to make any Base Salary and Commission Deferrals under the Plan until the beginning of the next Plan Year following the Plan Year in which such discontinuance was made.
     In accordance with Internal Revenue Service Notice 2005-1, a Participant may cancel his election to defer any amounts earned during the 2005 calendar year by completing and submitting a Participation Agreement pursuant to procedures established by the Administrative Committee on or before December 31, 2005. Any amounts subject to such cancellation notification shall be includible in the Participant’s income for the calendar year 2005 for any compensation that is not a bonus deferral and in calendar year 2006 for any bonus deferral earned in 2005 but otherwise payable in 2006.
Section 6.05
     Redeferral Election. Notwithstanding the foregoing, a Participant may extend the Deferral Period, elect another form of payment and/or, subject to Sections 6.02(c) and (d), change the number of annual installments (as long as such change does not result in an acceleration of payments as determined by the Administrative Committee), for previous years’ Deferrals and Matching Contributions, provided that an amended Participation Agreement or Director’s Deferral Election Form, as the case may be, is completed and submitted at least twelve (12) months before the initial Deferral Period (as in effect before such amendment) ends. A Participant may make only one such redeferral election with respect to each Deferral Period elected by a Participant, and the revised distribution date may be no less than five (5) full calendar years from the date such payment otherwise would have been paid. Under no circumstances may a Participant’s Participation Agreement or Director’s Deferral Election Form be made, modified or revoked retroactively, nor may a Deferral Period be shortened or reduced.
Section 6.06
     Vesting of Deferral and Matching Contribution Accounts. A Participant shall be 100% vested at all times in his or her Deferrals and any accretions thereto by application of the designated Hypothetical Investment Benchmark or Share Units, and shall vest as to Matching Contributions, if any, in increments of 20% per year during the first five (5) years of service with the Company, commencing with a Participant’s date of hire by the Company. All Matching Contributions, if any, shall become fully vested upon a Participant’s Termination of Employment due to the Participant’s death, Disability or Retirement.
     For purposes of determining a Transferred Participant’s vested status, such Participant shall be credited with any vesting service under the Prior Plan.

ARTICLE VII
MAINTENANCE AND INVESTMENT OF ACCOUNTS
Section 7.01
     Deferral Accounts. A Participant’s Deferrals hereunder shall be credited by the Administrative Committee to the Participant’s Deferral Account, as the case may be, on or before the 15th business day following the date on which the Participant’s Eligible Compensation would otherwise have been paid to the Participant had it not been deferred. All amounts credited to a Participant’s Deferral Account will be treated as a reduction of Eligible Compensation otherwise payable to such Participant. Distributions and withdrawals pursuant to Article VIII shall be debited against a Participant’s Deferral Account.
Section 7.02
     Matching Contribution Accounts. The Company’s Matching Contributions made on behalf of a Participant shall be credited to the Participant’s Matching Contribution Account in accordance with procedures established by the Administrative Committee.
Section 7.03
     Maintenance of Accounts. Separate Deferral and Matching Contribution Accounts shall be maintained for each Participant, and more than one Deferral and Matching Contribution Account may be maintained for a Participant, as deemed necessary by the Administrative Committee for administrative purposes. A Participant’s Deferral and Matching Contribution Accounts shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan, and shall not constitute or be treated as a trust fund of any kind. The Administrative Committee shall determine the balance of each Deferral and Matching Contribution Account, as of each Valuation Date, by adjusting the balance of such Deferral and Matching Contribution Account as of each Valuation Date to reflect changes in the value of the Hypothetical Investment Benchmarks thereof, credits and debits pursuant to this Article VII, and distributions pursuant to Article VIII hereof.
Section 7.04
     Valuation of Accounts. The Deferral and Matching Contribution Accounts are bookkeeping accounts, the value of which shall be based upon the performance of Hypothetical Investment Benchmarks designated by the Participant from a group of Hypothetical Investment Benchmarks selected by the Compensation Committee in its sole and absolute discretion. Any and all dividends interest and other distributions paid with respect to a Hypothetical Investment Benchmark will be deemed to be immediately reinvested in such Hypothetical Investment Benchmark. Notwithstanding the foregoing, the terms of this Plan place no obligation upon the Company to invest or to continue to invest any portion of the amounts in the Participant’s Deferral and Matching Contribution Accounts, to invest in or to continue to invest in any specific asset, to liquidate any particular investment, or to apply in any specific manner the proceeds from the sale, liquidation, or maturity of any particular investment on a pre-tax basis. It is understood and agreed that the Company assumes no risk of any decrease in the value of any investments or the Participant’s Deferral and Matching Contribution Accounts, and the

Company’s sole obligations are to maintain the Participant’s Deferral and Matching Contribution Accounts and make payments to the Participant as herein provided.
Section 7.05
     Hypothetical Investment Benchmarks.
     (a) Each Participant shall be entitled to direct the manner in which his or her Deferral and Matching Contribution Accounts will be deemed to be invested, by selecting from among the Hypothetical Investment Benchmarks designated by the Compensation Committee in its sole and absolute discretion from time to time and specified in the Participant Agreement or the Director’s Deferral Election Form, as the case may be, in accordance with such rules, regulations and procedures as Compensation Committee may establish from time to time. Notwithstanding anything to the contrary herein, earnings and losses based on a Participant’s Hypothetical Investment Benchmarks investment elections shall begin to accrue as of the date such Participant’s Deferrals and Matching Contributions are credited to his/her Deferral and Matching Contribution Accounts. A designation of Hypothetical Investment Benchmark shall continue in effect unless and until amended with the submission of a new designation in accordance with Section 7.05(b) herein. Each successive designation of Hypothetical Investment Benchmarks for a Participant’s Deferral and Matching Contribution Accounts established in any particular Plan Year may be applicable to either future contributions to or the cumulative balance of a Deferral Account balance, or to both, at the election of the Participant.
     (b) Amounts deferred into a Deferral Account or credited to a Matching Contribution Account may be transferred among Hypothetical Investment Benchmarks pursuant to an allocation election which may be made daily. Such allocation election shall be made in accordance with procedures established under the Plan and shall be effective as of the date determined in accordance with such procedures
     (c) Credits to a Participant’s Deferral and Matching Contribution Accounts in accordance with this Article VII shall continue until the Deferral and Matching Contribution Account balances are paid in full to the Participant or the Participant’s Beneficiary; provided, however, the Hypothetical Investment Benchmarks designated for any particular Plan Year following the commencement of payments to a Participant or a Participant’s Beneficiary hereunder shall be fixed at the Hypothetical Investment Benchmarks last used immediately prior to the commencement of payments to the Participant or the Participant’s Beneficiary under this Plan; and provided further that no credits will be allocated to a Participant’s Matching Contribution Account following the date a Participant terminates employment with the Company.
     (d) (i) Subject to Section 7.05(d)(v), the Hypothetical Investment Benchmarks available for Deferral and Matching Contribution Accounts from time to time may include a “Clear Channel Communications, Inc. Share Fund,” which shall consist of deemed investments in shares of Common Stock. Deferrals that are deemed to be invested in the Clear Channel Communications, Inc. Share Fund shall be converted into Share Units based upon the Fair Market Value of the Common Stock as of the date(s) the Deferrals or Matching Contributions are to be credited to the Participant’s Deferral or Matching Contribution Account, as applicable. The portion of any Deferral or Matching Contribution Account that is invested in the Clear

Channel Communications, Inc. Share Fund shall be credited with additional Share Units of Common Stock with respect to cash dividends, if any, paid on the Common Stock as of the payment date of such dividend.
     (ii) When a reallocation among Hypothetical Investment Benchmarks or a distribution of all or a portion of a Participant’s Deferral or Matching Contribution Account that is invested in the Clear Channel Communications, Inc. Share Fund is to be made, the balance of such Clear Channel Communications, Inc. Share Fund allocation shall be determined by dividing the Fair Market Value of one share of Common Stock on the most recent Valuation Date preceding the date of such reallocation or distribution into the number of Share Units to be reallocated or distributed. Deferral amounts for which the Clear Channel Communications, Inc. Share Fund has been selected as a Hypothetical Investment Benchmark shall be distributed in the form of cash having a value equal to the Deferral or Matching Contribution balance allocated to the Clear Channel Communication, Inc. Share Fund divided by the Fair Market Value of one share of Common Stock on the Valuation Date.
     (iii) In the event of a stock dividend, split-up or combination of the Common Stock, merger, consolidation, reorganization, re-capitalization, or other change in the corporate structure or capitalization affecting the Common Stock, such that an adjustment is determined by the Compensation Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Compensation Committee may make appropriate adjustments to the number of deemed shares of Common Stock credited to any Deferral or Matching Contribution Account. The determination of the Compensation Committee as to such adjustments, if any, shall be binding and conclusive.
     (iv) Notwithstanding any other provision of this Plan, the Administrative Committee shall adopt such procedures as it may determine are necessary to ensure that with respect to any Participant who is actually or potentially subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, the crediting of deemed shares to such Participant’s Deferral or Matching Contribution Account is not deemed to be a non-exempt purchase for purposes of such Section 16(b), including without limitation requiring that no shares of Common Stock or cash relating to such deemed shares may be distributed for six months after being credited to such Deferral or Matching Contribution Account.
     (v) Notwithstanding any other provision of this Plan, to the extent that shares of the Company are received by the Plan in a dividend transaction, the Company stock fund will be maintained as one of the ongoing hypothetical investment funds, but the Clear Channel Communications, Inc. Share Fund shall be held as a wasting investment fund to be sold as directed by Participants within a period expected to last one year from the date of Clear Channel Communications, Inc.’s distribution to its shareholders of all of the outstanding capital stock of the Company.
     Section 7.06
     Statement of Accounts. The Administrative Committee shall provide periodically to each Participant a statement setting forth the balance of such Participant’s Deferral and Matching Contribution Accounts as of the end of the most recently completed accounting period, in such form as the Administrative Committee deems desirable.

ARTICLE VIII
DISTRIBUTIONS AND WITHDRAWALS
Section 8.01
     Time and Form of Payment.
(a) Subject to the end of the Deferral Period for each Deferral and Matching Contribution Account, the Company shall pay to the Participant the balance of such Deferral and Matching Contribution Account at the time or times elected by the Participant in the applicable Participation Agreement or Directors’ Deferral Election form; provided, however, that if the Participant has elected to receive payments from a Deferral or Matching Contribution Account in a lump sum, the Company shall pay the balance in such Deferral or Matching Contribution Account (determined as of the Valuation Date) in a lump sum in cash, on or about fifteen (15) days after the end of the Deferral Period. If the Participant has elected to receive payments from a Deferral or Matching Contribution Account in installments, the Company shall make annual payments in cash from such Deferral or Matching Contribution Account, each of which shall consist of an amount equal to (i) the balance of such Deferral or Matching Contribution Account as of the Valuation Date preceding the payment date, times (ii) a fraction, the numerator of which is one and the denominator of which is the number of remaining installments (including the installment being paid). The first such installment shall be paid, on or about fifteen (15) days after the end of the Deferral Period and each subsequent installment shall be paid on or about the anniversary of such first payment. Each such installment shall be deemed to be made on a pro rata basis from each of the different Hypothetical Investment Benchmarks for the Deferral or Matching Contribution Account (if there is more than one such Hypothetical Investment Benchmark).
Section 8.02
     Retirement. Subject to Section(s) 6.02(d) and 8.01, and Section 8.06 hereof, if a Participant has elected to have the balance of his or her Deferral and Matching Contribution Accounts distributed upon Retirement, the balance of such accounts (determined as of the Valuation Date preceding such Retirement and including any vested Matching Contributions) shall be distributed on or before January 15th of the calendar year following the year of the Participant’s Retirement, in equal annual installments or a lump sum as elected by the Participant in the Participation Agreement or Directors’ Deferral Election Form.
Section 8.03
     Specific Year Distributions. Subject to Sections 8.01, 8.06 and 6.02(d) hereof, if a Participant has elected to defer Specific Year Deferrals under the Plan for a stated number of years, the Specific Year Deferral Account balance of the Participant (determined as of the Valuation Date preceding the end of such Deferral Period) shall be distributed in equal annual installments or a lump sum (as elected by the Participant in the Participant Agreement or Directors’ Deferral Election Form) on or before January 15th of the calendar year following the end of the Deferral Period elected in the Participant Agreement or Directors’ Deferral Election Form. In the event of the Retirement of a Participant who is then receiving a Specific Year Deferral distribution as provided herein, such installment payments shall continue for such period of time as originally elected by the Participant in the Participant’s Agreement or Directors’ Deferral Election Form. In the event of a Participant’s Retirement before the commencement of a Specific Year Deferral and Matching Contribution distribution as provided herein, then such Deferral and Matching Contributions shall be paid upon the Retirement of the Participant, in the same form as the Participant has elected for distribution of such Participant’s Deferral and Matching Contribution Accounts upon Retirement.
Section 8.04
     Termination of Employment Other Than Retirement. Subject to Section 6.02(d) and notwithstanding the provisions of Sections 6.01, 8.01 and 8.02 hereof and any Participation Agreement, in the event of a Participant’s Termination of Employment prior to receiving full payment of his or her Deferral and Matching Accounts, the Company shall pay the balance of the Deferral and Matching Accounts, if any, (determined as of the Valuation Date applicable to such event and including any vested Matching Contributions) in a lump sum in cash to the Participant or the Participant’s Beneficiary or Beneficiaries (as the case may be) as soon as practicable following the occurrence of such Termination of Employment.
Section 8.05
     Death of a Participant Subsequent to Commencement of Distribution Payments. In the event of the death of a Participant subsequent to the commencement of distribution payments hereunder but prior to completion of such payments, the remaining balance, if any, of the Participant’s Deferral and Matching Contribution Accounts shall be paid to the Beneficiary in a lump sum as soon as practicable following the Participant’s death.
Section 8.06
     Distributions to “Covered Employees”. If any distribution or withdrawal under the Plan from a Deferral or Matching Contribution Account will result in any portion of the distribution or withdrawal (or any other amount paid by the Company to such Participant during the same Plan Year) not being deductible by reason of Code Section 162(m), then such distribution or withdrawal shall be deferred until the earlier to occur of (a) the calendar year following the Participant’s year of Termination of Employment or Retirement or (b) the first calendar year in which such Participant is no longer a “covered employee” as defined by Section 162(m) of the Code.
Section 8.07
     Change of Control. In the event of a Change of Control, the terms and conditions of the Plan and any and all Participation Agreements or Directors’ Deferral Election Forms shall remain in full force and effect, and shall be binding upon any assigns and any successor in interest to the Company which succeeds to substantially all of its assets and business through the Change of Control.
Section 8.08
     Hardship Withdrawals while Employed by the Company. A Participant who has an unforeseeable emergency, as determined by the Administrative Committee, may withdraw from his Deferral Account an amount not to exceed the lesser of:

(a)	the then value of his vested Deferral Account balance as of the Valuation Date coincident with or immediately preceding the withdrawal, or

(b)	such lesser amount determined by the Administrative Committee under standards established by the Administrative Committee.
For purposes of this Section 8.08, “unforeseeable emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. A withdrawal based on an unforeseeable emergency pursuant to this Section 8.08 shall not exceed the amounts necessary to satisfy such emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution after taking into account the extent to which such unforeseeable emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). The determination of the existence of a Participant’s unforeseeable emergency and the amount required to be distributed to meet the need created by the unforeseeable emergency shall be made by the Administrative Committee.

ARTICLE IX
BENEFICIARY DESIGNATION
Section 9.01
     Beneficiary Designation. Each Participant shall designate a Beneficiary to receive benefits under the Plan. A Beneficiary designation shall be made by the Participant by filing a designation with the Administrative Committee, in such form and in accordance with such procedures as the Administrative Committee shall establish from time to time. If more than one Beneficiary is designated, the share and/or precedence of each Beneficiary shall be indicated. A Participant shall have the right to change the Beneficiary designation at any time by submitting a new designation to the Administrative Committee.
Section 9.02
     Proper Beneficiary. If the Administrative Committee has any doubt as to the proper Beneficiary to receive payments hereunder, the Administrative Committee shall have the right to withhold such payments until the matter is finally adjudicated by a court of competent jurisdiction. However, any payments made by the Administrative Committee, in good faith and in accordance with this Plan, shall fully discharge the Company from all further obligations with respect to that payment.
Section 9.03
     Minor or Incompetent Beneficiary. In making any payments to or for the benefit of any minor or an incompetent Beneficiary, the Administrative Committee, in its sole and absolute discretion, may make a distribution to a legal or natural guardian or other relative of a minor or court appointed committee of such incompetent. Alternatively, it may make a payment to any adult with whom the minor or incompetent temporarily or permanently resides. The receipt by a guardian, committee, relative or other person shall be a complete discharge to the Company. Neither the Company nor the Committee shall have any responsibility to see to the proper application of any payments so made.
Section 9.04
     No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Section 9.01, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits hereunder, then the Participant’s designated Beneficiary shall be deemed to be the Participant’s estate.

ARTICLE X
AMENDMENT AND TERMINATION OF PLAN
Section 10.01
     Amendment. The Board reserves the right to amend this Plan from time to time in whole or in part; provided, however, that no such amendment may reduce, or relieve the Company of any obligation with respect to the balance of any Deferral and Matching Contribution Accounts maintained under this Plan as accrued at the time of such amendment, nor shall any amendment otherwise have a retroactive effect, without the written consent of the affected Participant or Beneficiary, as the case may be.
     Notwithstanding the preceding sentence, the Retirement Benefits Committee appointed to administer the qualified plans of the Company, or the duly appointed delegate of such committee, may approve amendments to the Plan, with or without prior approval or subsequent ratification by the Board of Directors, if the amendment:
(a)	does not significantly change the benefits provided under the Plan (except as required for compliance with Code Section 409A and any regulations or guidance promulgated thereunder and for compliance with any other change in the applicable law); and

(b)	does not significantly increase costs of the Plan.
Section 10.02
     After a Change of Control. After a Change of Control, the Company may amend this Plan solely for the purpose of ceasing Deferrals of Eligible Compensation following the Change of Control.
Section 10.03
     Company’s Right to Terminate. The Board may at any time terminate the Plan with respect to future Participation Agreements or Directors’ Deferral Election Forms. The Board may also terminate the Plan in its entirety at any time for any reason, including without limitation if, in its judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interests of the Company. The termination of the Plan and distribution of vested account balances thereunder shall be subject to the following:
(i)	The Board also terminates any other arrangement sponsored by the Company and any related employer which are required to be aggregated with this Plan under Code Section 409A (and the regulations and guidance promulgated thereunder) for plan termination purposes;

(ii)	No payments other than payments that would be payable under the terms of the Plan and arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements; and

(iii)	All payments are made within 24 months of the termination of the arrangements.

In the event of such termination, neither the Company nor any related employer shall adopt a new arrangement that would be aggregated with any terminated arrangement under Code Section 409A (and the regulations and guidance promulgated thereunder) if the same Participant participated in both arrangements at any time within five years following the date of termination of such arrangement.

ARTICLE XI
NATURE OF COMPANY’S OBLIGATION
Section 11.01
     Company’s Obligation. The Company’s obligations under this Plan shall be an unfunded and unsecured promise to pay. The Company shall not be obligated under any circumstances to fund its financial obligations under this Plan.
Section 11.02
     Rabbi Trust. In order to meet its contingent obligations hereunder, the Company may, in its sole and absolute discretion, set aside or earmark funds in an amount, determined by the Compensation Committee, equal to the total amounts necessary to provide benefits under the Plan. The Compensation Committee may, at is discretion, direct the Company to establish one or more grantor trusts to provide for the ultimate payment of the Company’s obligations under this Plan, but the trust instrument for any such trust must specifically provide that its assets are subject to the claims of the Company’s creditors.
Section 11.03
     Creditor Status. Any assets which the Company may acquire or set aside to help cover its financial liabilities are and must remain general assets of the Company subject to the claims of its creditors. Neither the Company nor this Plan gives a Participant or Beneficiary any beneficial ownership interest in any asset of the Company. In the event that the Company elects to invest funds to pay the Deferral and Matching Contribution Account balances under the terms of this Plan, title to and beneficial ownership of such assets shall at all times remain with the Company. No Participant or Beneficiary shall have any property interest in any specific assets of the Company; such assets shall at all times remain subject to the claims of the Company’s general creditors. With respect to their account balances under the Plan, Participants and Beneficiaries shall be unsecured general creditors of the Company.

ARTICLE XII
MISCELLANEOUS
Section 12.01
     Nonassignability. Except as specifically set forth in the Plan with respect to the designation of Beneficiaries, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
Section 12.02
     Validity and Severability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction, shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 12.03
     Governing Law. The validity, interpretation, construction and performance of this Plan shall in all respects be governed by the laws of the State of Texas, without reference to principles of conflict of law, except to the extent preempted by federal law.
Section 12.04
     Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation for the Participant to remain an Employee of the Company or change the status of the Participant’s employment or the policies of the Company and its affiliates regarding termination of employment.
Section 12.05
     Underlying Bonus Programs. Nothing in this Plan shall prevent the Company from modifying, amending or terminating the compensation or the bonus programs pursuant to which cash awards are earned and which are deferred under this Plan.
Section 12.06
     Right to Offset. Any amount owed to the Company by a Participant of whatever nature may be offset by the Company from the value of any benefit otherwise payable hereunder, and no benefit hereunder will be distributed to the Participant unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims against the Company in a manner that is acceptable to the Committee in its sole and unrestricted discretion.

Section 12.07
     Facility of Payment. If a Participant or Beneficiary is declared an incompetent or is a minor or a conservator, guardian, or other person legally charged with his or her care has been appointed, any benefits to which such Participant or Beneficiary is entitled will be payable to such conservator, guardian, or other person legally charged with his or her care. The decision of the Compensation Committee in such matters will be final, binding and conclusive upon the Company and upon each Participant, Beneficiary and every other person or party interested or concerned. The Company and the Compensation Committee will not be under any duty to see to the proper application of such payments.
Section 12.08
     Merger. This Plan shall be binding and enforceable with respect to the obligation of the Company against the Company and any successor to the Company by operation of law or by express assumption of the Plan, and such successor will be substituted hereunder for the Company. This Plan shall be binding upon a Participant or Beneficiary and their heirs, executors and administrators.
     IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized designee on this 31st day of October, 2005, effective as of November 1, 2005.
On Behalf of SFX Entertainment, Inc. d/b/a Clear Channel Entertainment.

By	/s/ Judy K. Meuher

Title:	Director of Retirement Benefits